Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-3 of Bonanza Creek Energy, Inc. (the “Company”) with respect to the information from our firm’s reserve report dated January 15, 2014 and our firm’s audit letters dated January 14, 2015 and January 19, 2016, which set forth the estimates of revenues from Bonanza Creek Energy, Inc.’s oil and gas reserves as of December 31, 2013, December 31, 2014 and December 31, 2015, respectively, in reliance upon the authority of this firm as experts in petroleum engineering.  We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Joseph J. Spellman, P.E.
Joseph J. Spellman, P.E.
Senior Vice President

Dallas, Texas
March 11, 2016